EXHIBIT 99.1

CENTER FINANCIAL MAINTAINS MOMENTUM IN 2003 THIRD QUARTER

—Results Reflect Double-Digit Growth of Loans, Deposits and Assets —

LOS ANGELES, CA—October 21, 2003—Center Financial Corporation (NASDAQ NM: CLFC), the holding company of Center Bank, a community bank focused on the Korean-American niche market, today reported continued momentum in the third quarter ended September 30, 2003, characterized by strong loan and deposit growth and higher fee income contributions.

Compared to a year ago, 2003 third quarter highlights include:

•	Revenues increased 13% to $12.3 million
•	Net interest income before loan loss provision increased 15% to $8.0 million
•	Noninterest income increased by 9% to $4.2 million
•	Customer service fees and other income advanced 22% and 65%, respectively
•	Total gross and net loans increased 44% to $669.3 million and $661.3 million, respectively
•	Total deposits grew 27% to $825.8 million
•	Total assets were up 27% to $928.1 million

Net income for the third quarter ended September 30, 2003 totaled $3.0 million, or $0.38 per diluted share, compared with $2.8 million, or $0.36 per diluted share, in the corresponding 2002 period. (All per share figures have been adjusted to reflect the 8% stock dividend paid on March 28, 2003.) Return on average assets for the current third quarter was 1.30% and return on average equity was 16.53%, compared to 1.58% and 18.95% for the third quarter of 2002.

“We are very pleased with our third quarter performance, particularly against a backdrop of sluggish economic conditions and interest rate volatility in the U.S.,” said Paul Seon-Hong Kim, president and chief executive officer. “We remained focused on our long-term strategic objective of healthy growth of our balance sheets and achieved double-digit expansion of our loans, deposits and total assets, as compared to a year ago.”

Net interest income before loan loss provision rose 15% in the current third quarter to $8.0 million from $7.0 million in the corresponding year-ago period. This increase is attributed principally to loan growth and a change in the interest-earning asset composition. Low yield interest-earning assets were replaced by higher yield loans, partially offsetting compression of net interest margins due to federal fund rate cuts of 50 and 25 basis points in November 2002 and late June 2003. Net interest margins contracted 48 basis points to 3.80% in the current quarter, as compared to 4.28% in third quarter of 2002. Center Financial added $800,000 to its provision for loan losses, compared to $400,000 in the third quarter a year ago.

“To compensate for the expected industry-wide decline in net interest margins, we made a concerted effort to increase noninterest income and introduced innovative niche products that generated additional customer service fees and implemented a fee-based mortgage lending program,” said Mr. Kim.

Noninterest income in the 2003 third quarter increased 9% to $4.2 million, benefiting from a 65% rise in other income and a 22% gain in service fee income over the past year, primarily due to an increase in the number of account relationships. The company posted noninterest income of $3.9 million in the third quarter of 2002.

Operating expenses rose 14% to $6.8 million over the year-ago period reflecting increased legal fees, as well as additional expenses related to the company’s new Fullerton branch opening at the beginning of the quarter and the recently announced relocation of the Western branch office. As a result, the efficiency ratio for the 2003 third quarter was slightly deteriorated at 55.35%, compared with 54.94% a year earlier.

For the nine-month period ended September 30, 2003, net income rose 25% to $8.6 million, or $1.08 per diluted share, from $6.9 million, or $0.90 per diluted share, a year ago. Return on average assets for the year-to-date period was 1.34% and return on average equity was 16.50%, as compared to 1.43% and 16.55% a year ago.

Net interest income before provisions for loan losses grew 18% to $23.0 million for the 2003 nine-month period from $19.5 million for the same period a year ago. Net interest income after provisions for loan losses rose 14% to $21.3 million from $18.6 million in the first nine months of 2002. Noninterest income was $11.8 million for the year-to-date period, up from $9.5 million for the comparable 2002 period. Noninterest expense grew to $19.5 million from $17.0 million in first nine months of 2002, primarily due to branch expansion and addition of highly experienced personnel. The efficiency ratio improved to 55.99% from 58.61%. This improvement in the efficiency ratio primarily resulted from the increased profit contributions and operating efficiencies at the six new branches opened during 2000 and 2001.

Net loans grew to $661.3 million at September 30, 2003, representing a 44% increase from a year ago and a 27% increase from year-end 2002. The company recorded strong year-over-year growth across all loan categories, with the exception of real estate construction lending. Commercial real estate loans, the bulk of which represent owner-occupied business properties secured by first deeds of trust, showed particular strength growing 41% over last year and representing 50.5% of Center Financial’s loan portfolio. The balance of the portfolio included the following: commercial loans totaled 20.2%, SBA loans amounted to 12.2%, trade finance and consumer loans each equaled 6.7%, and real estate construction contributed 2.6%.

Total deposits increased 14% to $825.8 million at September 30, 2003, compared with $727.0 million at December 31, 2002. The Bank posted balanced growth in the range of 35% to 37% in all categories of core deposits, which represented 56% of total deposits, up from 53% a year earlier.

Total assets increased 13% to $928.1 million, compared with $818.6 million at December 31, 2002. Interest-earning assets grew 10% to $828.1 million and fee-generating assets, which are included in cash and due from bank, rose 3% to $20.0 million, compared with $753.5 million and none, respectively, at December 31, 2002.

Total non-performing assets were $3.9 million at September 30, 2003, or 0.42% of total assets, compared to $2.4 million, or 0.30% of total assets at December 31, 2002, an increase of $1.5 million primarily because of one large construction loan in the amount of $2.2 million, which the company is optimistic will be current by the year end. Center Financial increased its provision for loan losses to cover future losses by $850,000 to $1.8 million for the nine months ended September 30, 2003, as compared to $900,000 for same period a year ago. The allowance for loan losses also increased to $8.0 million primarily due to a growth in the loan portfolio, and represented 1.20% of gross loans at September 30, 2003, as compared to 1.28% at December 31, 2002.

At September 30, 2003, Center Financial remains “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 10.18%, a total risk-based capital ratio of 11.30%, and a Tier 1 capital ratio of 8.62%. Shareholders’ equity increased 16% to $75.8 million, from $65.2 million on December 31, 2002, and book value increased to $9.53 at September 30, 2003, compared to $8.48 per share at year-end 2002.

Mr. Kim added: “Solid execution, even under difficult economic conditions, has resulted in continued momentum and growth, delivering quantifiable value for our shareholders. We believe developing deep community relationships through outreach efforts, as in our commitment to FDIC’s Money Smart financial education program, provides competitive advantage for Center Bank and positions us well to capitalize on a growing niche market, particularly when the economy rebounds. Our confidence in Center Bank’s market position is underscored by our ongoing investment in the skills and talent of our team.”

About Center Financial Corporation

Center Financial Corporation is a financial holding company formed in 2002 and is the parent company of Center Bank. Founded in 1986, Center Bank is a community bank offering a full-range of financial services. Center Bank changed its name from California Center Bank in December of 2002. It specializes in commercial and SBA loans and trade finance products for multi-ethnic and small business customers. The Bank operates 13 branches throughout Southern California and four Loan Production Offices located in Phoenix, Seattle, Denver and Washington D.C. It is one of the largest financial institutions in the nation focusing on the Korean-American community. Further information about the Company can be found at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2002 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; Center Financial’s ability to efficiently incorporate acquisitions into its operations; the ability of Center Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.

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(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	09/30/03	09/30/02	12/31/02
Assets
Cash and due from banks	$68,336	$32,515	$38,877
Federal funds sold	21,270	37,535	35,500
Money market funds and interest-bearing deposits in other banks	21,300	20,000	40,000
Securities available-for-sale	115,046	141,753	140,998
Securities held-to-maturity	9,212	15,746	15,741
Loans (net of unearned income)	669,290	465,194	527,977
Allowance for loan losses	(8,017)	(6,216)	(6,760)

Net loans	661,273	458,978	521,217
Fixed assets	10,831	8,960	9,988
Other assets	20,851	16,419	16,303

Total assets	$928,119	$731,906	$818,624

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing deposits	$259,724	$189,448	$207,092
Interest bearing deposits	566,064	458,789	519,928

Total deposits	825,788	648,237	727,020
Borrowed funds	15,904	12,295	17,565
Other liabilities	10,589	9,525	8,833

Total Liabilities	852,281	670,057	753,418
Shareholders’ Equity	75,838	61,849	65,206

Total Liabilities & Shareholders’ Equity	$928,119	$731,906	$818,624

Book value per share[1]	$9.53	$8.08	$8.48
Number of common shares outstanding at period end[1]	7,956,329	7,655,678	7,692,421

[1]	Adjusted to reflect eight percent stock dividend paid in 2003.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Interest income	$10,916	$9,967	$31,758	$27,496
Interest expense	2,905	3,007	8,744	8,007

Net interest income before provision for loan losses	8,011	6,960	23,014	19,489

Provision for loan losses	800	400	1,750	900

Net interest income after provision for loan losses	7,211	6,560	21,264	18,589
Noninterest income
Customer service fees	1,900	1,555	5,254	4,441
Fee income from trade finance transactions	691	740	1,966	2,106
Wire transfer fees	170	153	501	440
Gain on sale of loans	656	710	1,593	1,051
Net (loss) gain on sale of securities available for sale	(9)	172	330	172
Loan service fees	322	252	948	671
Other income	510	309	1,205	608

Total noninterest income	4,240	3,891	11,797	9,489

Noninterest expenses
Salaries and employee benefits	3,160	3,126	9,767	9,191
Occupancy	537	436	1,480	1,302
Furniture, fixtures, and equipment	347	276	988	769
Net other real estate owned expense (income)	—	—	—	(98)
Data processing	445	382	1,278	1,149
Professional service fees	757	491	1,422	1,087
Business promotion and advertising	467	355	1,321	1,070
Stationery and supplies	146	116	450	276
Telecommunications	122	113	359	310
Postage and courier service	135	119	386	346
Security service	157	148	451	417
Other operating expenses	508	399	1,588	1,166

Total noninterest expenses	6,781	5,961	19,490	16,985

INCOME BEFORE INCOME TAX PROVISION	4,670	4,490	13,571	11,093
INCOME TAX PROVISION	1,666	1,683	4,963	4,230

Net income	$3,004	$2,807	$8,608	$6,863

Other comprehensive (loss) income [1]	(138)	1,057	(514)	1,590
Total comprehensive income	$2,866	$3,864	$8,094	$8,453

Income per share, basic [2]	$0.39	$0.37	$1.11	$0.93
Income per share, diluted [2]	$0.38	$0.36	$1.08	$0.90
Basic average common shares outstanding [2]	7,793,301	7,406,086	7,758,196	7,374,543
Diluted average common shares outstanding [2]	8,040,932	7,744,263	7,965,016	7,636,018

[1]	Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swaps, net of tax, from the previous period end.
[2]	Adjusted to reflect eight percent stock dividend paid in 2003.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the nine months ended September 30,		For the year ended December 31,
	2003	2002	2002
Average gross loans outstanding during period	$597,064	$422,427	$439,493
Total loans outstanding at end of period[1]	669,290	465,194	527,977
Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—	$—
Non-accrual loans	3,905	2,032	2,428

Total non-performing loans	3,905	2,032	2,428
Other Real Estate Owned	—	—	—

Total Non-performing assets	$3,905	$2,032	$2,428

Allowance for Loan Losses
Balance as of January 1,	$(6,760)	$(5,540)	$(5,540)
Reserve for losses on commitments to extend credit[2]	—	43	43
Provision for loan losses	(1,750)	(900)	(2,100)
Net loan charge-offs and (recoveries)	493	181	837

Balance as of September 30,	$(8,017)	$(6,216)	$(6,760)

	Quarter Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2003	2002	2002
Selected Ratios
For the Period
Return on average assets	1.30%	1.58%	1.34%	1.43%	1.39%
Return on average equity	16.53	18.95	16.50	16.55	16.27
Interest rate spread	3.22	3.49	3.25	3.62	3.52
Net interest margin	3.80	4.28	3.88	4.44	4.30
Yield on earning assets	5.18	6.13	5.36	6.27	6.11
Cost of deposits	1.93	2.63	2.08	2.64	2.59
Cost of funds	1.96	2.64	2.11	2.65	2.60
Noninterest expense/average assets	0.74	0.85	2.26	2.65	3.80
Efficiency ratio	55.35	54.94	55.99	58.61	58.00
Net charge-offs/(recoveries) to average loans	0.02	0.01	0.08	0.04	0.19

	Period Ended September 30,		Year Ended December 31,
	2003	2002	2002
Period End
Tier 1 risk-based capital ratio	10.18%	10.99%	10.34%
Total risk-based capital ratio	11.30	12.14	11.44
Tier 1 leverage ratio	8.62	8.55	9.48
Non-accrual loans to gross loans	0.58	0.44	0.46
Non-performing assets to total loans and OREO	0.58	0.44	0.46
Non-performing assets to total assets	0.42	0.28	0.30
Allowance for loan loss to gross loans	1.20	1.34	1.28
Allowance for loan losses to nonperforming assets	205.30	305.91	278.42

[1]	Total loans are net of deferred loan fees and discount on SBA loan sold.
[2]	The reserve for losses on commitments to extend credit and letters of credit is primarily related to lines of credit. The Company evaluates credit risk associated with the loan portfolio at the same time it evaluates credit risk associated with commitments to extend credit and letters of credits. However, as of December 31, 2002 and thereafter, the reserve necessary for the commitments is reported separately in other liabilities in the accompanying statements of financial condition, and not as part of the allowance for loan losses, as presented above.